Exhibit 21.01
SUBSIDIARIES OF OCEANEERING INTERNATIONAL, INC.

	Percentage of Ownership
	by Oceaneering
Subsidiaries	International, Inc.	Jurisdiction of Organization
Consolidated Launcher Technology, Inc.	100%	Virginia
Grayloc Products, L.L.C.	100%	Texas
Grayloc Products Ltd.	100%	England
Marine Production Systems do Brasil Ltda.	100%	Brazil
Marine Production Systems Ltd.	100%	Delaware
Marine Technologies Ltd.	100%	Vanuatu
Marine International Ltd.	100%	Vanuatu
Nauticos Corporation	100%	Maryland
Oceaneering AS	100%	Norway
Oceaneering Australia Pty. Limited	100%	Australia
Oceaneering Canada, Ltd.	100%	Delaware
Oceaneering FSC, Inc.	100%	Barbados
Oceaneering International AG	100%	Switzerland
Oceaneering International Dubai LLC	49%	United Arab Emirates
Oceaneering International Pte Ltd	100%	Singapore
Oceaneering International, S.A. de C.V.	100%	Mexico
Oceaneering International Services Limited	100%	England
Oceaneering Services S. de R.L. de C.V.	100%	Mexico
OIS International Inspection plc	100%	England
Oceaneering Rotator AS	100%	Norway
Solus Ocean Systems, Inc.	100%	Delaware
Solus Oceaneering (Malaysia) Sdn. Bhd.	49%	Malaysia
Solus Schall (Nigeria) Limited	50%	Nigeria